Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES SALE OF ITS 51% OWNERSHIP IN BLUE FLINT ETHANOL LLC

SOUTH JORDAN, UTAH, JANUARY 4, 2012 (NYSE: HW) HEADWATERS INCORPORATED, today announced that Great River Energy has acquired full ownership of Blue Flint Ethanol LLC, an ethanol biorefinery located in Underwood, ND, from Headwaters Ethanol Holdings LLC, a subsidiary of Headwaters Incorporated. Prior to this acquisition, Great River Energy owned 49 percent of Blue Flint Ethanol LLC and Headwaters Ethanol Holdings owned 51 percent.

Great River Energy is one of the nation’s largest generation and transmission cooperatives. It was the first utility in the U.S. to locate an agricultural processing facility next to a coal-fired power station. The Blue Flint biorefinery purchases process steam from Great River Energy’s Coal Creek Station facility. In doing so, Blue Flint Ethanol, the joint venture between Great River Energy and Headwaters, was able to avoid the cost of building and operating a separate boiler unit. This helped make Blue Flint Ethanol one of the most cost effective, energy efficient, and environmentally friendly ethanol plants in the country.

“We were pleased to have worked with Great River Energy over the past five years in building and operating an exemplary biorefinery. They have been an excellent partner for us,” said Donald P. Newman, Headwaters’ Chief Financial Officer. “Under the terms of the agreement, effective January 1, 2012, Headwaters received approximately $18.5 million in cash proceeds. Headwaters intends to use the net proceeds from the sale to reinvest in assets of its business and to strengthen its balance sheet.”

Blue Flint Ethanol LLC will continue to operate as a wholly-owned independent subsidiary of Great River Energy.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

About Great River Energy

Great River Energy is a not-for-profit cooperative which provides wholesale electric service to 28 distribution cooperatives in Minnesota and Wisconsin. Those member cooperatives distribute electricity to approximately 645,000 member consumers - or about 1.7 million people. With more than $3 billion in assets, Great River Energy is the second largest electric power supplier in Minnesota and one of the largest generation and transmission (G&T) cooperatives in the United States. Great River Energy’s member cooperatives range from those in the outer-ring suburbs of the Twin Cities to the Arrowhead region of Minnesota. Great River Energy’s largest distribution cooperative serves more than 125,000 member-consumers; the smallest serves about 2,400. Learn more at greatriverenergy.com., or contact  Rachel Retterath at 701-315-0083.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building  products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.